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SYNALLOY SENDS LETTER TO SHAREHOLDERS DISMANTLING DISSIDENT GROUP’S “PLAN”

Contrasts Actions Taken by Synalloy’s Board to Drive Value for All Shareholders

Urges Shareholders to Sign, Date and Promptly Return the BLUE Proxy Card to Support Synalloy’s Independent, Experienced and Highly Qualified Directors

RICHMOND, VA (BUSINESS WIRE) - May 19, 2020 - Synalloy Corporation (Nasdaq: SYNL) (“Synalloy” or the “Company”) today issued a letter to shareholders unpacking the poorly-sourced hypotheticals outlined by Privet Fund Management LLC and UPG Enterprises LLC (“Privet” and “UPG,” and together, the “Dissident Group”) in their recently distributed plan for the business, and highlighting the many areas where Synalloy is already executing the dissidents’ “fresh” ideas as the Board of Directors (the “Board”) and management team of Synalloy advance the Company’s considered, balanced strategic plan and work to deliver long-term value to shareholders.

The full text of the letter follows:

May 19, 2020

Dear Synalloy Shareholders,

In an attempt to push their self-serving agenda, Privet Fund Management LLC and UPG Enterprises LLC (“Privet” and “UPG,” and together, the “Dissident Group”) are asking you to cede control of your Company based on a collection of vague, generic bullet points that they describe as a “credible and comprehensive plan” for Synalloy’s business. However, this “plan” proves neither credible nor comprehensive. In fact, as the Dissident Group does not back up even one of its strategic actions with numbers or credible data, it scarcely qualifies as a plan at all, and appears to benefit UPG more than Synalloy by seeking to pass along a portion of their SG&A expense onto Synalloy’s shareholders.

We regret to highlight in this letter several of the obvious and jarring flaws in Privet and UPG’s thinly-supported analysis, as the Board typically appreciates all shareholders’ suggestions for enhancing value creation at Synalloy. The Dissident Group collectively owns nearly a quarter of Synalloy’s common stock - a number it regularly trumpets - and we wonder why the Dissident Group didn’t choose to constructively engage with the Board to seek proportional representation, and thereby provide its feedback on the business.

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Fortunately for the future of Synalloy’s business and the investment of the Company’s shareholders, your Board and management team have made significant progress advancing a considered, balanced strategic plan that supports the Company’s long-term success and positions it to maximize value for all shareholders.

The Dissident Group’s Internally Inconsistent Plan
The Dissident Group makes numerous claims and hypotheses in its so-called “strategic plan” that are internally inconsistent and rarely supported by facts. Your Board agrees with just two points made in the dissidents’ letter.

First, we appreciate the Dissident Group’s repeated and public praise for the “high quality assets and workforces” that your Board and management have assembled. Your Board is similarly proud of the inherent value and potential of Synalloy’s assets, and will continue to implement a disciplined M&A strategy centered on accretive acquisitions that enhance ongoing businesses and segments through expansion into complementary product lines, additional capacity, and new technological advantages and synergies. Unfortunately, the Dissident Group also contradicts its previous statements within the very same letter, criticizing the Company’s capital allocation decisions as “haphazard” - the very same capital allocation strategy with which your Board and management assembled the high quality assets the Dissident Group praises.

Secondly, the Dissident Group projects that its “world-class operational execution” is capable of generating more than $43 million per year of Adjusted EBITDA and $25 per share of market value. We agree - we know that this valuation is possible, as the Synalloy management team has already achieved these metrics:

•
In 2018, the year that Synalloy entered the Russell 2000, your Board and management team positioned the Company for a record-high share price of $24.86. Similarly, Adjusted EBITDA and Adjusted EBITDA per share in 2018 established new records at $34.1 million and $3.85, respectively.[i]

•
These record-setting metrics do not include the acquisition of ASTI in January 2019, which generated $6.1 million of Adjusted EBITDA that year. These also do not include the estimated $2 million improvement in Adjusted EBITDA in the Specialty Chemicals Segment from the addition of new product lines in late 2019.

Once again, the Dissident Group’s allegations of poor execution are inconsistent with the results already achieved by Synalloy’s management team, and easily identifiable with any diligent research. If the strategic tenets of the Dissident Group’s plan bring any value to Synalloy’s businesses, why is its plan unable to realize more than the $43 million that the Board and management have already demonstrated that these businesses can earn in a strong demand environment?

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The Dissident Group’s Plan Is Not Aligned with Reality or Synalloy’s Businesses
Moreover, the Dissident Group’s strategic hypotheses contradict reality and only serve to betray its operational naiveté and profound ignorance about Synalloy’s businesses. The group of investors who drafted this so-called “strategic plan” do not appear to have accounted for the nuances of our complex Metals and Specialty Chemicals manufacturing and distribution businesses, nor the actions that our Board has already taken to capitalize on revenue opportunities, enhance operations and reduce costs. Shareholders should question the Dissident Group’s ability to operate the Company and protect their investment.

Capitalizing on Strategic Revenue Opportunities

1.	Synalloy’s Proven Plan: Your Board and management team have already strategically familiarized every major distributor in North America with Bristol Metals and Specialty Pipe & Tube.

The Dissident Group’s Delusions: UPG and Privet claim that UPG and Christopher Hutter’s relationships will be utilized to sell certain complementary products, including ornamental and stainless tubing, to existing UPG customers. First, UPG’s distribution businesses focus on entirely different product lines and customers than Bristol Metals and Specialty Pipe & Tube do. Additionally, ASTI sells its ornamental and stainless tubing directly to OEMs and fabricators, a channel that UPG is unable to support.

2.
Synalloy’s Proven Plan: For the past five years, Synalloy’s Specialty Chemicals Segment, whose President, Greg Gibson, has spent his entire career in sales and sales management, has directed targeted selling efforts, dedicating a sales team entirely to filling out the segment’s excess capacity.

The Dissident Group’s Delusions: The Dissident Group’s nominees do not have any experience developing or selling chemical products.

Identifying Operationally-Focused Gross Profit Enhancements

1.
Synalloy’s Proven Plan: Your Board, comprised of experts that possess deep, industry-specific experience in manufacturing, supply chain and logistics, has applied its expertise to optimizing manufacturing efficiencies, inventory management practices and plant-level accounting.

The Dissident Group’s Delusions: The Dissident Group’s slate of director nominees do not possess this degree of expertise in the manufacturing industry, and may not understand that the synergies it suggests, repackaged as unique, actionable ideas, do not, in fact, apply to Synalloy or its businesses. Synalloy and UPG deal in completely different raw materials, so an opportunity for vendor rebates and volume discounts does not exist. For example, the supplies used by Synalloy’s manufacturing businesses, including welding gases and welding materials, are entirely unrelated to the supplies used by distribution businesses.

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2.
Synalloy’s Proven Plan: Similarly, resource planning differs dramatically between manufacturing and distribution businesses. Synalloy has developed extensive expertise managing lead times from our raw material sources, incorporating production planning and ensuring delivery to our customers.

The Dissident Group’s Delusions: Given these different environments, UPG cannot bring additional value to Synalloy’s resource planning operations. UPG also cannot improve the Company’s plant-level accounting system, as Synalloy uses the same ERP software across all business units.

Reducing SG&A Spending

1.
Synalloy’s Proven Plan: Your Board and management team have consistently demonstrated their commitment to managing and reducing costs. In 2019, a period that presented an extraordinarily difficult macroeconomic environment to manufacturers, your leadership team successfully managed our cash flow, paid down debt and increased our market share, before implementing cost savings of over $6 million to judiciously prepare for a challenging new year.

Additionally, Synalloy’s SG&A expense as a percentage of revenue is below the average of its Metals group (consisting of Synalloy’s suppliers, customers and competitors, as well as holding companies with Metals-related businesses).ii These accomplishments are entirely at odds with the Dissident Group’s condemnation of Synalloy’s “wasteful” SG&A expense.

UPG and Privet’s Delusions: All shareholders should question why the Dissident Group has not disclosed concrete numbers with regard to how it proposes improving the Company’s SG&A management beyond the flimsily-worded bullet points, which appear copied from a business school textbook. The only thing its self-motivated ambitions and utter lack of compunctions make abundantly clear is that the Dissident Group would rather wage a costly proxy battle to take over your Company, depleting valuable shareholder capital and Company resources in this time of macroeconomic crisis related to the COVID-19 pandemic.

2.
Synalloy’s Proven Plan: In order to reduce overhead costs, your Board has implemented a shared services group for all of Synalloy’s businesses since 2015. As a public company, Synalloy’s support systems are closely examined by a Big Four accounting firm and likely held to a higher standard than those of a private company like UPG.

The Dissident Group’s Delusions: Shareholders should question why the Dissident Group suggests that Synalloy establish a shared services agreement with UPG, notwithstanding its current implementation of a shared services group, which would alarmingly blur the line between the two companies. Should Mr. Hutter be named the CEO of both companies, as he intends, such a convergence could one day create a potential conflict: as the CEO of both UPG and Synalloy, would Mr. Hutter always act in Synalloy’s best interests?

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Each element of the Dissident Group’s plan is a poorly considered suggestion applied without any specificity to Synalloy or supported by facts. It lays bare the Dissident Group’s unsettlingly poor understanding of Synalloy’s current business practices and the nuances of the manufacturing market.

Somehow, the Dissident Group’s plan leaves us with more questions than answers. If Mr. Hutter is a world-class manufacturing executive who manages businesses far more complicated than Synalloy’s, then why is the Dissident Group offering him solely as an “interim” CEO? Is part of its estimated savings Mr. Hutter’s $1 salary, and if so, will Synalloy be able to attract a qualified CEO who does not take a salary indefinitely? Will Mr. Hutter continue in his current operating role at UPG? If so, if the businesses are so closely aligned, how will he manage conflicts of interest? Whose interests will be prioritized at the cost of the other: UPG’s owners or Synalloy’s shareholders? Will Mr. Hutter be a part-time CEO? Given the Dissident Group’s repeated declaration that it does not intend to “control” the Company, then were Privet’s multiple unsolicited, unfinanced proposals to acquire Synalloy in the recent past not credible whatsoever after all?

Synalloy’s Leadership Makes Strategic Decisions Based on Experience and Facts
Meanwhile, your Board and management team are advancing a strategic plan that is attuned and particularized to Synalloy’s business and market environment. This team has assembled the high-quality assets that attract such praise from even the Company’s detractors, managing the cyclical market through enhanced diversification, and has overseen steady capital allocation through multiple business cycles.

Your Board and management team have advanced an M&A and capital allocation strategy that is grounded in their significant industry-specific expertise and predicated on enhancing the long-term interests of Synalloy’s shareholders. This strategy includes reinvesting capital in current business segments to foster organic growth, eliminating underperforming business units, completing acquisitions that expand and diversify our current business segments or establish new manufacturing platforms and focusing on achieving positive long-term benefits. As a result, the Company generated record annual sales of $280 million and operating income in excess of $21 million in 2018.iii

Furthermore, Synalloy’s leadership is dedicated to delivering value to all shareholders, and has committed to conducting a comprehensive review of strategic alternatives with independent advisors, including a sale of all or part of the Company and a review of management succession once the market has stabilized following the global health and economic crisis.

In comparison, the Dissident Group has failed to make the case that its so-called “plan” is capable of enhancing Synalloy’s financial performance, operational execution or strategic direction. The Dissident Group is advising shareholders to dismiss the Company’s experienced, established directors - in the midst of market uncertainty related to a global pandemic - in favor of an inexperienced group of investors and analysts, who have offered a sparsely-supported, significantly misguided “plan” grounded in spreadsheet math and platitudes from business

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school textbooks, rather than industry expertise. If the Dissident Group cannot produce a thorough and convincing go-forward strategy for the business, how can shareholders trust this naive, unprepared, misguided and self-motivated Dissident Group to continue executing Synalloy’s operational and strategic objectives while steering the Company through unprecedented market turbulence?

We strongly encourage you to consider the facts and vote the BLUE proxy card for the highly qualified incumbent Board.

Very truly yours,

Synalloy Corporation

The Choice is Clear - Please Sign, Date and Promptly Return the BLUE Proxy Card
The Board urges you to carefully consider the information contained in the Company’s proxy materials in connection with the 2020 Annual Meeting of Shareholders and cast your vote on the BLUE proxy card.

•	DO NOT return the white proxy card sent to you by Privet and UPG

•	DO NOT vote by responding to the email solicitations sent to you by Privet and UPG

Should you have any questions, please contact the Company’s proxy solicitor Morrow Sodali LLC:

About Synalloy Corporation
Synalloy Corporation (Nasdaq: SYNL) is a growth oriented company that engages in a number of diverse business activities including the production of stainless steel pipe and tube, galvanized pipe and tube, fiberglass and steel storage tanks, specialty chemicals and the master distribution of seamless carbon pipe and tubing. For more information about Synalloy Corporation, please visit our website at www.synalloy.com.

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Forward-Looking Statements
This press release may include “forward-looking statements” within the meaning of the federal securities laws. All statements that are not historical facts are “forward-looking statements.” The words “estimate,” “project,” “intend,” “expect,” “believe,” “should,” “anticipate,” “hope,” “optimistic,” “plan,” “outlook,” “should,” “could,” “may” and similar expressions identify forward-looking statements. The forward-looking statements are subject to certain risks and uncertainties, including without limitation those identified below, which could cause actual results to differ materially from historical results or those anticipated. Readers are cautioned not to place undue reliance on these forward-looking statements. The following factors could cause actual results to differ materially from historical results or those anticipated: adverse economic conditions; the impact of competitive products and pricing; product demand and acceptance risks; raw material and other increased costs; raw materials availability; employee relations; ability to maintain workforce by hiring trained employees; labor efficiencies; customer delays or difficulties in the production of products; new fracking regulations; a prolonged decrease in nickel and oil prices; unforeseen delays in completing the integrations of acquisitions; risks associated with mergers, acquisitions, dispositions and other expansion activities; financial stability of our customers; environmental issues; negative or unexpected results from tax law changes, unavailability of debt financing on acceptable terms and exposure to increased market interest rate risk; inability to comply with covenants and ratios required by our debt financing arrangements; ability to weather an economic downturn; loss of consumer or investor confidence, risks relating to the impact and spread of COVID-19 and other risks detailed from time-to-time in the Company’s Securities and Exchange Commission (“SEC”) filings. The Company assumes no obligation to update the information included in this release.

Important Other Information
The Company, its directors and certain of its executive officers are participants in the solicitation of proxies from the Company’s shareholders in connection with the Company’s 2020 Annual Meeting of Shareholders. The Company has filed a definitive proxy statement and BLUE proxy card with the SEC in connection with any such solicitation of proxies from the Company’s shareholders. SHAREHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ SUCH PROXY STATEMENT, ACCOMPANYING BLUE PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY AS THEY CONTAIN IMPORTANT INFORMATION. Information regarding the identity of potential participants, and their direct or indirect interests, by securities holdings or otherwise, are set forth in the definitive proxy statement and other materials filed with the SEC in connection with the 2020 Annual Meeting of Shareholders. Shareholders can obtain the definitive proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. Copies are also available at no charge at the Company’s website at www.synalloy.com.

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Media Contact
Dan McDermott, ICR
(646) 677-1811
Dan.McDermott@icrinc.com
_________________________
i See the Company’s Current Report on Form 8-K dated March 5, 2019, which includes a reconciliation of Net Income to Adjusted EBITDA pursuant to GAAP.
ii The group of metals companies includes Universal Stainless, Timken Steel, MRC Global, Northwest Pipe, Ampco-Pittsburgh, Haynes International, Allegheny Technologies, L.B. Foster, Steel Partners, Insteel Industries, Olympic Steel, Ryerson, Nucor, Houston Wire and Cable and Graham Corporation.
iii See the Company’s Current Report on Form 8-K dated March 5, 2019, which includes a reconciliation of Net Income to Adjusted EBITDA pursuant to GAAP.

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